EXHIBIT 10.2

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of April 24, 2003

by and among

SPX RECEIVABLES, LLC,

as Purchaser

TRANSPORTATION & INDUSTRIAL SOLUTIONS

(formerly SERVICE SOLUTIONS), a division of SPX Corporation

WAUKESHA ELECTRIC SYSTEMS, INC.,

MARLEY COOLING TECHNOLOGIES, INC.,

EDWARDS SYSTEMS TECHNOLOGY, INC.,

as Originators

and

SPX CORPORATION,

as Seller and Collection Agent

SPX Purchase and Contribution Agreement

i

SPX Purchase and Contribution Agreement

Table of Contents

(continued)

Page
ANNEXES

ANNEX A	Credit and Collection Policy
ANNEX B	Lock-Box Banks
ANNEX C	Form of Deferred Purchase Price Note

ii

EXECUTION COPY

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of April 24, 2003

SPX CORPORATION, a Delaware corporation (“SPX”), as seller and as Collection Agent, TRANSPORTATION & INDUSTRIAL SOLUTIONS (formerly Service Solutions), a division of SPX (“TIS”), WAUKESHA ELECTRIC SYSTEMS, INC., a Wisconsin corporation (“Waukesha”), MARLEY COOLING TECHNOLOGIES, INC., a Delaware corporation (“Marley”), and EDWARDS SYSTEMS TECHNOLOGY, INC., a Connecticut corporation (“EST,” and collectively with TIS, Waukesha, Marley and EST, the “Originators”) and SPX RECEIVABLES, LLC, a Delaware limited liability company (the “Purchaser”), agree as follows:

PRELIMINARY STATEMENTS

(1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2) SPX has originated, and intends to originate Receivables from time to time through TIS.

(3) The Originators (other than TIS) desire to sell Receivables to SPX, and is prepared to purchase the Receivables from time to time on the terms set forth herein.

(4) SPX desires to sell the Receivables to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.

(5) SPX may also wish to contribute Receivables to the capital of the Purchaser on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

SPX Purchase and Contribution Agreement

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adverse Claim” means a lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest determined by Credit Lyonnais New York Branch in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Credit Lyonnais New York Branch charges any corporate customer); and

(b) the Federal Funds Rate plus 2.00%.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City and (ii) if this definition of “Business Day” is utilized in connection with the EuroDollar Rate, dealings are carried out in the London Interbank market.

“Collection Agent” means at any time the Person then authorized pursuant to Section 7.01 to service, administer and collect Receivables.

“Collections” means, with respect to any Receivable, (a) all funds which are received by an Originator, the Purchaser or the Collection Agent in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of

SPX Purchase and Contribution Agreement

repossessed goods or other collateral or property of the related Obligor or any other party directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 3.05 and (c) all other cash proceeds of such Receivable.

“Contract” means an agreement between an Originator and any Obligor pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Contributed Receivable” has the meaning specified in Section 3.03.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of any of the Originators, as the case may be, in effect on the date of this Agreement applicable to the Receivables and described in Annex A hereto, as modified in compliance with this Agreement.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practice), (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Deferred Purchase Price” means unsecured loans made by SPX to the Purchaser to enable the Purchaser to acquire Purchased Receivables, which loans will bear interest at a rate agreed upon by SPX and the Purchaser and will be due and payable one year after the Facility Termination Date.

“Dilution” means, with respect to any Receivable other than any Defaulted Receivable, the aggregate net amount of any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed goods or services or any rebate, sales allowance, cash discount or other adjustment or setoff and also includes, but is not limited to any reductions or adjustments as a result of, any charges or fees paid to any collecting bank or financial institution in connection with the collection of Receivables paid using a credit card.

SPX Purchase and Contribution Agreement

“Discount” means, in respect of each purchase from any Originator, a fixed percentage of the Outstanding Balance of the Receivables that are the subject of such purchase determined on or prior to such purchase in accordance with the mutual agreement between SPX and the related Originator.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Termination” has the meaning specified in Section 8.01.

“Facility Termination Date” means the earlier of (i) the date of termination of the facility pursuant to Section 8.01 and (ii) the date which SPX designates by at least two Business Days’ notice to the Purchaser.

“Federal Funds Rate” means, with respect to any day, the rate set forth in H.15(519) for that day opposite the caption “Federal Funds (Effective).” If on any date of determination, such rate is not published in H.15(519), such rate will be the rate set forth in Composite 3:30 P.M. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate.” If on any date of determination, the appropriate rate is not published in either H.15(519) or Composite 3:30 P.M. Quotations for U.S. Government Securities, such rate will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day.

“General Trial Balance” of SPX on any date means SPX’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance reasonably satisfactory to the Purchaser.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 9.01.

“Lock-Box Account” means an account maintained at a bank or other financial institution for the purpose of receiving Collections.

SPX Purchase and Contribution Agreement

“Lock-Box Agreement” means an agreement among an Originator, the Collection Agent, the Purchaser (or its assignees or designees) and each Lock-Box Bank in form and substance reasonably satisfactory to the Purchaser (or its assignees or designees).

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Material Adverse Effect” mean, with respect to any Person, any material adverse effect on (i) validity or enforceability of this Agreement, the Contracts or any other Transaction Document; (ii) the business, operations or other financial condition of such Person, or (iii) the ability of such Person to fulfill its obligation under the Agreement, the Contracts, taken as a whole, or any other Transaction document.

“Obligor” means, with respect to any Receivable, a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, unincorporated association, trust, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Purchase Date” means the date of each purchase of Receivables under this Agreement.

“Purchased Receivable” means any Receivable which, pursuant to Article III has been identified as a Purchased Receivable and purchased by the Purchaser.

“Receivable” means the indebtedness of any Obligor resulting from the provision or sale of goods or services by an Originator under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto. For the avoidance of doubt, the term “Receivables” does not include any receivables of an Affiliate or a direct or indirect Subsidiary of any Originators, unless expressly identified.

SPX Purchase and Contribution Agreement

“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, SPX, as collection agent, Atlantic Asset Securitization Corp., as issuer, Credit Lyonnais New York Branch, as a bank and as an agent, as amended, modified or restated from time to time.

“Related Security” means with respect to any Receivable:

(i) all of the Originator’s or SPX’s, as the case may be, interest in any goods (including returned goods) relating to any sale giving rise to such Receivable;

(ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements authorized by an Obligor describing any collateral securing such Receivable;

(iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) to the extent relating to such Receivable and the related Obligor.

“Settlement Date” means such day or days each month as are selected from time to time by the Purchaser or its designee in a written notice to the Collection Agent.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” of a specified Person means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such specified Person.

SPX Purchase and Contribution Agreement

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

SECTION 1.02. Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

PURCHASES OF RECEIVABLES BY SPX

SECTION 2.01. Acquisitions of Receivables from Originators.

(a) Purchases. On the date of the initial purchase hereunder, each Originator, other than TIS, shall sell, transfer, assign and convey to the SPX all Receivables owned by it as of the close of business on the Business Day immediately preceding such Purchase Date. Each Originator, other than TIS, shall, on each Business Day occurring thereafter prior to the Facility Termination Date, sell, transfer, assign and convey to SPX all Receivables owned by it as of the close of business on the immediately preceding Business Day. On each Purchase Date, SPX shall pay the purchase price for such purchase by (i) the deposit of such amount in same day funds to the account designated by the related Originator and/or (ii) the issuance of a promissory note or other evidence of indebtedness equal to the unpaid purchase price of such purchase; provided however, that if the long-term senior implied credit rating of SPX falls below BBB- by Standard & Poor’s, SPX shall pay the purchase price for such purchase solely pursuant to clause (i) above for any purchases occurring on or after the occurrence of such reduction and continuing until SPX regains a BBB- rating or better.

(b) Determination of Purchase Price. The purchase price for the Receivables that are the subject of any purchase pursuant to Section 2.01(a) hereunder shall be determined on or prior to the date of such purchase and shall be equal to the Outstanding Balance of such Receivables, minus the Discount for such purchase.

(c) Ownership of Receivables and Related Security. On each Purchase Date, after giving effect to each purchase, SPX shall own the Receivables. The purchase of any Receivable shall include all Related Security

SPX Purchase and Contribution Agreement

with respect to such Receivable and all Collections with respect thereto and other proceeds of such Receivable and Related Security.

ARTICLE III

AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS FROM

SPX TO PURCHASER

SECTION 3.01. Facility.

On the terms and conditions hereinafter set forth and without recourse (except to the extent as is specifically provided herein), SPX agrees to sell and the Purchaser agrees to purchase Receivables acquired by SPX or originated by TIS from time to time during the period from the date hereof to the Facility Termination Date.

SECTION 3.02. Making Purchases.

(a) Purchases. On the date of the initial purchase hereunder, SPX shall sell, transfer, assign and convey to the Purchaser all Receivables owned by TIS as of the close of business on the Business Day immediately preceding such Purchase Date and any Receivables acquired by it pursuant to Section 2.01 hereof on such Purchase Date (other than Receivables constituting Contributed Receivables pursuant to Section 3.03). SPX shall, on each Business Day occurring thereafter prior to the Facility Termination Date, sell, transfer, assign and convey to the Purchaser all Receivables owned by TIS as of the close of business on the immediately preceding Business Day and any Receivables acquired by it pursuant to Section 2.01 hereof on such Purchase Date (other than Receivables constituting Contributed Receivables pursuant to Section 3.03 hereof). On each Purchase Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article IV, pay the purchase price for such purchase by (i) the deposit of such amount in same day funds to the account designated by SPX and/or (ii) the issuance of a promissory note (substantially in the form attached hereto as Annex C) or other evidence of debt equal to the Deferred Purchase Price of such purchase.

(b) Determination of Purchase Price. The purchase price for the Receivables that are the subject of any purchase hereunder shall be determined on or prior to the date of such purchase, and shall be determined on or prior to the date of such purchase in accordance with the mutual agreement between SPX and the Purchaser.

SPX Purchase and Contribution Agreement

(c) Ownership of Receivables and Related Security. On each Purchase Date, after giving effect to each purchase, the Purchaser shall own such Receivables (collectively, the “Purchased Receivables”). The purchase of any Receivable shall include all Related Security with respect to such Receivable and all Collections with respect thereto and other proceeds of such Receivable and Related Security.

SECTION 3.03. Contributions.

SPX may from time to time at its option, by notice to the Purchaser, identify Receivables that it proposes to contribute to the Purchaser as a capital contribution. Such Receivables shall be identified by reference to SPX’s General Trial Balance. On the date of each such contribution and after giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, the “Contributed Receivables”) and all Related Security with respect to such Receivable and all Collections with respect thereto and other proceeds of such Receivable and Related Security.

SECTION 3.04. Collections.

(a) Unless otherwise agreed, the Collection Agent shall, on each Settlement Date, deposit into an account of the Purchaser or the Purchaser’s assignee all Collections of Receivables then held by the Collection Agent.

(b) In the event that SPX believes that amounts that are not Collections of Receivables have been deposited into an account of the Purchaser or the Purchaser’s assignee, SPX shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, to SPX all amounts so deposited which are identified, to the Purchaser’s satisfaction, to be amounts that are not Collections of Receivables.

SECTION 3.05. Dilutions; Settlement Procedures.

(a) If on any day, the Outstanding Balance of any Receivable is reduced or adjusted as a result of any Dilution (except for any such reduction or adjustment resulting from or relating to the bankruptcy or other financial inability to pay of the Obligor of such Receivable), or any setoff or dispute between SPX and an Obligor due to a claim arising out of the same or any other transaction or if on any day any of the representations and warranties made by SPX or any of the Originators in Section 5.01(i) with respect to any Receivable is no longer true, SPX or the related Originator, as applicable, shall (i) in the case of any breach of any

SPX Purchase and Contribution Agreement

representation or warranty, repurchase such Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of any such Receivable and (ii) in the case of any Dilution described in the preceding sentence, indemnify the Purchaser for the amount of any such Dilution pursuant to Section 9.01(m) on the next succeeding Settlement Date. Each repurchase of a Receivable shall include the Related Security with respect to such Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Receivable. If SPX is not the Collection Agent, SPX shall pay to the Collection Agent on or prior to the next Settlement Date the repurchase price required to be paid pursuant this subsection. Any indemnity payments made pursuant to this subsection shall be deemed to be a Collection in respect of such Receivable.

(b) Except as stated in subsection (a) of this Section or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

SECTION 3.06. Payments and Computations, Etc.

(a) All amounts to be paid or deposited by SPX, the Originators or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Purchaser’s account as specified to the Purchaser in writing.

(b) SPX or the Originators, as applicable, shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by SPX or the Originators, as applicable, (whether as Collection Agent or otherwise) when due hereunder at an interest rate per annum equal to 2% per annum above the Alternate Base Rate, payable on demand.

(c) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days (365 days if computed with reference to the Alternate Base Rate) for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SPX Purchase and Contribution Agreement

ARTICLE IV

CONDITIONS OF PURCHASES

SECTION 4.01. Conditions Precedent to Initial Purchase from SPX.

The initial purchase and/or contribution of Receivables from SPX to Purchaser hereunder is subject to the conditions precedent that the Purchaser shall have received (either hereunder or under the Receivables Purchase Agreement) on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

(a) A certificate of the Secretary or Assistant Secretary (or equivalent) of SPX and each Originator (other than TIS) certifying (i) copies of the resolutions of the Board of Directors or Board of Managers, as applicable, of SPX and each Originator (other than TIS) approving this Agreement, (ii) copies of all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to this Agreement and (iii) the names and true signatures of the officers of SPX and each Originator (other than TIS) authorized to sign this Agreement and the other documents to be delivered by it hereunder.

(b) A copy of the organizational documents of SPX and each Originator (other than TIS), certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of SPX and each such Originator (other than TIS) from the applicable Secretary of State or other official, dated as of a recent date.

(c) Financing statements in proper form for filing under the UCC of all jurisdictions necessary to perfect the Purchaser’s ownership of and security interest in the Receivables and Related Security and Collections with respect thereto.

(d) Financing statements in proper form for filing, if any, necessary to release all security interests and other rights of any Person in the Receivables or Related Security previously granted by SPX.

(e) Completed requests for information, dated on or before the date of such initial purchase, listing the financing statements referred to in clause (c) or clause (d) above and all other effective financing statements filed in the jurisdictions referred to in clause (c) or clause (d) above that name SPX or any of

SPX Purchase and Contribution Agreement

the Originators as debtor, together with copies of such other financing statements (none of which shall cover any Receivables or Related Security).

(f) A favorable opinion of counsel for SPX and the Originators, substantially in such form and as to such matters as the Purchaser may reasonably request.

(g) Copies of executed Lock-Box Agreements with the Lock-Box Banks.

SECTION 4.02. Conditions Precedent to All Purchases and Contributions By SPX.

Each purchase and contribution by SPX (including the initial purchase and contribution) hereunder shall be subject to the further conditions precedent that:

(a) with respect to any such purchase and contribution, on or prior to the date required under this Agreement, SPX shall have delivered to the Purchaser, (i) if requested by the Purchaser, SPX’s General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment) as of a date not more than 31 days prior to the date of such purchase or contribution, and (ii) a written report identifying, among other things, the Receivables to be included in such purchase or contribution and the then outstanding Receivables and the aged balance thereof, in each case correlated to purchases and contributions;

(b) on the date of such purchase or contribution the following statements shall be true (and SPX, by accepting the amount of such purchase or contribution, shall be deemed to have certified that):

(i) the representations and warranties contained in Section 5.01 are correct on and as of the date of such purchase or contribution as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such purchase or contribution, that constitutes an Event of Termination or an Incipient Event of Termination.

SPX Purchase and Contribution Agreement

(c) the Purchaser shall not have delivered to SPX a notice that the Purchaser shall not make any further purchases or receive any additional contributions of Receivables hereunder; and

(d) the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties of SPX and the Originators.

SPX and each Originator (other than TIS) represents and warrants as follows:

(a) It is an organization validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by it of each Transaction Document to which it is a party, including each Originator’s sale of Receivables hereunder and SPX’s sale and contribution of Receivables hereunder, (i) are within SPX’s or each such Originator’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) do not contravene (1) SPX or such Originator’s organizational documents, (2) any law, rule or regulation applicable to SPX or such Originator, (3) any material contractual restriction binding on or affecting SPX or such Originator or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting SPX or such Originator or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties pursuant to any material agreement (except for the transfer of each such Originator’s interest in the Receivables to SPX pursuant to this Agreement and SPX’s interest in the Receivables pursuant to this Agreement); and no transaction contemplated by this Agreement requires compliance with any bulk sales act or similar law. Each of the Transaction Documents to which it is a party has been duly executed and delivered by SPX or the Originators, as applicable.

SPX Purchase and Contribution Agreement

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by SPX or such Originator of the Transaction Documents to which it is a party, except for the filing of UCC financing statements which are referred to therein.

(d) Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such party enforceable against SPX or such Originator, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) Sales made pursuant to Section 2.01 hereof will constitute a valid sale, transfer and assignment of Receivables to SPX, enforceable against creditors of, and purchasers from, the related Originators. Sales and contributions made by SPX pursuant to this Agreement will constitute a valid sale, transfer and assignment of the Receivables to the Purchaser, enforceable against creditors of, and purchasers from, SPX. Neither SPX nor any Originator shall have any remaining property interest in any Receivable.

(f) The balance sheet of SPX and its Subsidiaries as at the end of its most recent fiscal year, and the related statements of income and retained earnings of SPX and its Subsidiaries for such fiscal year, copies of which have been furnished to the Purchaser, fairly present in all material respects the financial condition of SPX and its Subsidiaries as at such date and the results of the operations of SPX and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the end of its most recent fiscal year there has been no material adverse change in the business, operations, property or financial or other condition of SPX and its Subsidiaries that could reasonably be expected to affect the value or collectibility of the Receivables.

(g) There is no pending or threatened action or proceeding affecting SPX, any of the Originators or any of their Subsidiaries before any court, governmental agency or arbitrator which is reasonably likely to materially adversely affect the financial condition or operations of SPX, the Originator or any of their Subsidiaries that could reasonably be expected to affect the value or collectibility of the Receivables or the ability of SPX or any of the Originators to perform their respective obligations under the Transaction Documents, or which

SPX Purchase and Contribution Agreement

purports to affect the legality, validity or enforceability of the Transaction Documents; none of SPX, the Originators nor any of their Subsidiaries are in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders which defaults are not material to the business or operations of SPX, any of the Originators and their respective Subsidiaries, taken as a whole.

(h) No use of the proceeds of any purchase or reinvestment hereunder will violate or result in a violation of the Securities Act of 1933, as amended, or the regulations issued pursuant thereto, or the Securities and Exchange Act of 1934, as amended, or the regulations issued pursuant thereto, or Regulation T, U or X promulgated by the Board of Governors’ of the Federal Reserve System.

(i) Each Receivable, together with the Related Security, is owned (prior to its sale hereunder) by the related Originator free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by SPX and/or the Purchaser). Each Receivable, together with the Related Security, is owned (after its acquisition hereunder pursuant to Section 2.01 and prior to its sale or contribution hereunder) by SPX free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a purchase or receives a contribution of a Receivable it shall acquire valid and perfected ownership of each Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). No effective financing statement or other instrument similar in effect covering any Contract or any Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Purchaser relating to this Agreement, those filed by any Originator in connection with the transfer to SPX and those filed in favor of the Agent under and as defined in the Receivables Purchase Agreement.

(j) Each General Trial Balance, and any exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by SPX to the Purchaser in connection with this Agreement taken as a whole is accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished, and no such document contains any untrue statement of a material fact or omits to state a material fact

SPX Purchase and Contribution Agreement

necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(k) The jurisdiction of incorporation of SPX is the State of Delaware and the office where SPX keeps its records concerning the Receivables are located at the address or addresses referred to in Section 6.01(b).

(l) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Annex B (or at such other Lock-Box banks and/or such other Lock-Box Accounts as have been notified to the purchaser pursuant to Section 6.01(g)).

(m) All right, title and interest of SPX and any Originator in and to, and exclusive dominion and control in respect of each Lock-Box Account has been transferred by SPX or the Originators, as applicable, to the Purchaser, or its designee, free and clear of any Adverse Claim.

(n) With respect to any programs used by SPX or any Originator in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Collection Agent so that such new Collection Agent shall have the benefit of such programs (it being understood, however, that the Collection Agent, if other than SPX, shall be required to be bound by a confidentiality agreement reasonably acceptable to the Originator).

(o) The transfers of the Receivables by the Originators to SPX pursuant hereto, the transfers of Receivables by SPX to the Purchaser pursuant to this Agreement, and all other transactions between the applicable Originators and SPX and the Purchaser, respectively, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Originator or SPX, as applicable.

(p) (i) The fair value of the property of SPX and each Originator is greater than the total amount of liabilities, including contingent liabilities, of SPX and each Originator, respectively, (ii) the present fair salable value of the assets of SPX and each Originator is not less than the amount that will be required to pay all probable liabilities of SPX and each Originator on its debts as they become absolute and matured, (iii) neither SPX nor any Originator intends to and none of them believe that they will incur Debt or liabilities beyond SPX’s or such Originator’s abilities to pay such Debt and liabilities as they mature and (iv) neither SPX nor any Originator is engaged in a business or a transaction, nor does SPX or any Originator intend to engage in a business or a transaction, for

SPX Purchase and Contribution Agreement

which SPX or such Originator’s property would constitute unreasonably small capital.

ARTICLE VI

COVENANTS

SECTION 6.01. Covenants of SPX.

From the date hereof until the first day following the Facility Termination Date on which all of the Receivables are either collected in full or of have been written off the books of SPX as uncollectible:

(a) Compliance with Laws, Etc. SPX will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Receivables or the ability of SPX to perform its obligations under the Transaction Documents.

(b) Offices, Records and Books of Account. SPX will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables at the address of the Originator set forth in Section 10.02 of this Agreement or, upon 30 days’ prior written notice to the Purchaser, at any other locations in jurisdictions where all actions required by Section 6.01(k) shall have been taken and completed. SPX also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. SPX will, at its expense, timely and fully perform and comply with, or cause to be performed or complied with, all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables (to the same extent as if the Receivables had not been sold or

SPX Purchase and Contribution Agreement

transferred), and to timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract (except as provided in clauses (e) and (f) below).

(d) Sales, Liens, Etc. SPX will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof, other than as specified herein and the other Transaction Documents (as defined in the Receivables Purchase Agreement).

(e) Extension or Amendment of Receivables. If an Event of Termination or Incipient Event of Termination shall have occurred and is continuing, SPX will not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f) Change in Business or Credit and Collection Policy. SPX will not make or permit any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables or the ability of SPX to perform its obligations under this Agreement.

(g) Change in Payment Instructions to Obligors. SPX will not make or permit any change in the instructions to Obligors regarding payments to be made to any Lock-Box Bank, unless the Purchaser shall have received notice of and agreed to such change, other than a change related solely to instructions to Obligors to pay to a new Lock-Box Bank.

(h) Addition or Termination of Lock-Box Banks or Lock-Box Agreements. SPX will not add or terminate or cause or permit the addition or termination of any bank as a Lock-Box Bank from those listed in Annex B to the Agreement or terminate any Lock-Box Agreement, unless the Agent shall have received notice of such addition or termination of a Lock-Box Bank, notice of the termination of the Lock-Box Account with any terminated Lock-Box Bank and executed copies of Lock-Box Agreements with each newly added Lock-Box Bank. SPX will not permit any provision of any Lock-Box Agreement to be changed, amended, modified or waived without the prior written consent of the Purchaser.

SPX Purchase and Contribution Agreement

(i) Deposits to Lock-Box Accounts. SPX will deposit, or cause to be deposited, all Collections of Receivables into Lock-Box Accounts. SPX will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables.

(j) Marking of Records. At its expense, SPX will mark its master data processing records evidencing Receivables and related Contracts to evidence that such Receivables, the Related Security and Collections with respect thereto, have been contributed or sold in accordance with this Agreement.

(k) Reporting Requirements. SPX will provide to the Purchaser (multiple copies, if requested by the Purchaser) the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of SPX, a balance sheet of SPX and its Subsidiaries as of the end of such quarter and a statement of income and retained earnings of SPX and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, treasurer or assistant treasurer of SPX;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of SPX, a copy of the annual report for such year for SPX and its Subsidiaries, containing financial statements for such year audited by Deloitte & Touche, LLP or other independent public accountants reasonably acceptable to the Purchaser;

(iii) as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer, treasurer or assistant treasurer of SPX setting forth details of such Event of Termination or Incipient Event of Termination and the action that SPX has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that SPX sends to any of its securityholders, and copies of all reports and registration statements that SPX, any Originator, or any of their Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

SPX Purchase and Contribution Agreement

(v) promptly after the filing or receiving thereof, copies of all reports and notices that SPX or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that SPX or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which SPX or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, reasonably be expected to result in the imposition of liability on SPX and/or any such Affiliate in excess of $50,000,000;

(vi) at least ten Business Days prior to any change in the name, or change in or addition of the jurisdiction of organization of SPX or any Originator, a notice setting forth the new name or jurisdiction and the effective date thereof and UCC3 amendments to all UCC1 financing statements filed in connection with this Agreement;

(vii) at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer, the treasurer or assistant treasurer of SPX to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(viii) promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of SPX as the Purchaser may from time to time reasonably request;

(ix) promptly after SPX obtains knowledge thereof, notice of any (a) litigation, investigation or proceeding which may exist at any time between SPX and any governmental authority which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of SPX; (b) litigation or proceeding adversely affecting SPX’s ability to perform its obligations under a Transaction Document; or (c)

SPX Purchase and Contribution Agreement

litigation or proceeding adversely affecting SPX that could reasonably be expected to have a Material Adverse Effect on the collectibility of the Receivables;

(x) promptly after the occurrence thereof, notice of a change in the business, operations, property or financial or other condition of SPX or other event or development that would be reasonably likely to result in a Material Adverse Effect; and

(xi) promptly after SPX obtains knowledge thereof, notice of the addition of any entity as a prospective originator and any corporate reorganization, mergers or acquisitions affecting any Originator including, but not limited to, any corporate spin-off or consolidation, SPX will provide the Purchaser and successors or assigns, including the Agent, access to such information or documentation as may be requested to assess the credit quality of any receivables relating to any such originator to be sold or contributed by SPX hereunder, and will permit the Purchaser or the Agent to perform an audit with respect to such receivables.

(l) Further Assurances.

(i) SPX agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce their respective rights and remedies under this Agreement. Without limiting the foregoing, SPX will, upon the request of the Purchaser or its assignee,

(x) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Receivables; and

(y) following the occurrence of an Incipient Event of Termination or an Event of Termination, deliver to the Purchaser and its assignee copies of all Contracts relating to the Receivables and all records relating to such Contracts and the

SPX Purchase and Contribution Agreement

Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s or its assignee’s computer equipment).

(ii) SPX authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables, the Related Security and the Collections with respect thereto without the signature of SPX where permitted by law.

(iii) SPX authorizes the Purchaser to take any and all steps in SPX’s name and on behalf of SPX that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Receivables, including, without limitation, endorsing SPX’s name on checks and other instruments representing Collections of Receivables and following the occurrence of an Incipient Event of Termination or an Event of Termination, enforcing the Receivables and the Related Security.

(m) Audits. SPX and the Collection Agent will, from time to time during regular business hours as requested by the Purchaser or its assigns, permit the Purchaser, or its agents, representatives or assigns (including independent public accountants, which may be SPX’s independent public accountants)

(i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Collection Agent and SPX,

(ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent or SPX relating to Receivables and the Related Security, including, without limitation, the related Contracts, and

(iii) to visit the offices and properties of the Collection Agent or SPX for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Receivables and the Related Security or the Collection Agent’s performance hereunder with any of the officers or employees of the Collection Agent or SPX having knowledge of such matters.

SPX Purchase and Contribution Agreement

In addition, upon the request of the Purchaser or its designee at least once per year, SPX will, at its expense, appoint independent public accountants (which may, with the consent of the Purchaser or its designee, be SPX’s regular independent public accountants), or utilize the representatives or auditors of the Purchaser or its designee, to prepare and deliver to the Purchaser or its designee a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Purchaser or its designee. Any such review shall be scheduled at a time and conducted in a manner that is not disruptive to the business of SPX or the Collection Agent.

SECTION 6.02. Covenant of the Originators, SPX and the Purchaser.

Each of the Originators (other than TIS), SPX and the Purchaser have structured this Agreement with the intention that each purchase or contribution of Receivables hereunder be treated as a sale or absolute conveyance of such Receivables by such Originator to SPX or by SPX to the Purchaser, as the case may be, for all purposes. Each of the Originators (other than TIS), SPX and the Purchaser shall (i) either (x) record each purchase as a sale or purchase, as the case may be, on its books and records or (y) record each contribution as a capital contribution on its books and records and (ii) reflect each purchase or contribution, as the case may be, in its financial statements and tax returns as a sale, contribution or purchase, as the case may be. In the event that, contrary to the mutual intent of any Originator (other than TIS), SPX and the Purchaser, any purchase, transfer, or contribution, of Receivables hereunder is not characterized as a sale or absolute conveyance, (i) (A) in the case of the Originators (other than TIS), any such Originator shall, effective as of the date hereof, be deemed to have granted (and each of the Originators (other than TIS) hereby does grant) to SPX a first priority security interest in and to any and all Receivables, all Related Security with respect to such Receivables and all Collections with respect thereto to secure the repayment of all amounts advanced to such Originator hereunder with accrued interest thereon, (B) in the case of SPX, SPX shall, effective as of the date hereof, be deemed to have granted (and SPX hereby does grant) to the to the Purchaser a first priority security interest in and to any and all Receivables, all Related Security with respect to such Receivables and all Collections with respect thereto to secure the repayment of all amounts advanced to SPX hereunder with accrued interest thereon, and (ii) this Agreement shall be deemed to be a security agreement.

SPX Purchase and Contribution Agreement

ARTICLE VII

ADMINISTRATION AND COLLECTION OF RECEIVABLES

SECTION 7.01. Designation and Responsibilities of Collection Agent.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Collection Agent”) so designated hereunder from time to time. Until the Purchaser or its designee gives notice to SPX of the designation of a new Collection Agent (which may only be given after the occurrence of an Incipient Event of Termination or an Event of Termination), SPX is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. Notwithstanding the foregoing, as long as an interest in the Receivables is sold pursuant to the Receivables Purchase Agreement, the servicing, administration and collection of the Receivables will be arranged for and will be subject to the terms and conditions of the Receivables Purchase Agreement and related documents. Upon the termination of the Receivables Purchase Agreement, at a time when this Agreement shall continue to be in full force and effect, the Purchaser and SPX shall incorporate, in all substantial respects, the provisions of Article IV of the Receivables Purchase Agreement or shall provide for other arrangements for the servicing, administration and collection of the Receivables.

(b) SPX shall (if the Collection Agent is not SPX) deliver to the Collection Agent to hold in trust for SPX and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Receivables.

SECTION 7.02. Certain Rights of the Purchaser.

(a) SPX hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Box Accounts maintained by SPX for the purpose of receiving Collections.

(b) After the occurrence of an Incipient Event of Termination or an Event of Termination, at the Purchaser’s request and at SPX’s expense, SPX and the Collection Agent shall (i) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Receivables and Related Security, or that are otherwise necessary or

SPX Purchase and Contribution Agreement

desirable to collect the Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser or its designee, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Purchaser or its designee. The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

SECTION 7.03. Rights and Remedies.

(a) If SPX or the Collection Agent fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if SPX (as Collection Agent or otherwise) fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by SPX.

(b) SPX or any Originator shall perform all of its obligations under the Contracts to the same extent as if SPX or any Originator had not sold or contributed Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not release SPX or any Originator from any of its duties and obligations with respect to the Receivables. The Purchaser shall not have any obligation or liability with respect to any Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of SPX or any Originator thereunder.

(c) SPX and each of the Originators shall cooperate with the Collection Agent in collecting amounts due from Obligors in respect of the Receivables transferred to the Purchaser by SPX.

(d) SPX and each of the Originators hereby grants to Collection Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of SPX or such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by SPX or such Originator or transmitted or received by the Purchaser (whether or not from SPX) in connection with any Receivable.

SPX Purchase and Contribution Agreement

SECTION 7.04. Transfer of Records to Purchaser.

(a) Each purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of SPX’s right and title to and interest in the records relating to such Receivables and shall include an irrevocable non-exclusive license to the use of SPX’s computer software system to access and create such records. Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Receivables are either collected in full or have been written off the books as uncollectible.

(b) SPX shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Receivables and rights (whether by ownership, license or sublicense) to the use of SPX’s computer software system to access and create such records.

(c) In recognition of SPX’s need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants SPX access to such records in connection with any activity arising in the ordinary course of SPX’s business or in performance of its duties as Collection Agent, provided that (i) SPX shall not disrupt or otherwise interfere with the Purchaser’s use of and access to such records and (ii) SPX consents to the assignment and delivery of the records (including any information contained therein relating to SPX or its operations) to any assignees or transferees of the Purchaser provided such assignees or transferees agree to hold such records confidential.

ARTICLE VIII

EVENTS OF TERMINATION

SECTION 8.01. Events of Termination.

If any of the following events (“Events of Termination”) shall occur and be continuing:

(a) The Collection Agent (if SPX or any of its Affiliates) (i) shall fail to perform or observe in any material respect any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) of this paragraph (a)) and such failure shall remain unremedied for five Business Days or (ii) shall fail to make when due any payment (other than as referred to in paragraph (b) below) or deposit to be made by it under this Agreement; or

SPX Purchase and Contribution Agreement

(b) SPX or any Originator shall fail to make any payment required under Section 3.05(a); or

(c) Any representation or warranty made or deemed made by SPX or any Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any information or report, taken as a whole, delivered by SPX or any Originator pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d) SPX shall fail to perform or observe, in any material respect, any other term, covenant or agreement contained in this Agreement or in any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for ten days after written notice thereof shall have been given to SPX by the Purchaser; or

(e) SPX or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $75,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof, excluding, however, any such prepayments, redemptions, conversions, repurchases or defeasements (or offers to do any of the foregoing) that are of the type that would not be an event of default under clause (g) of Article VII of the SPX Credit Agreement (as such term is defined in the Receivables Purchase Agreement); or

(f) Any purchase or contribution of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim; or

SPX Purchase and Contribution Agreement

(g) SPX or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors; or any proceeding shall be instituted by or against SPX or any of its Subsidiaries seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or SPX or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h) an Event of Termination shall have occurred under the Receivables Purchase Agreement; or

(i) There shall have occurred any change in the business, financial condition or operations of SPX since December 31, 2002; that materially adversely affects the collectibility of the Receivables or the ability of SPX to collect the Receivables or otherwise perform its obligations under this Agreement;

then, and in any such event, the Purchaser may, by notice to SPX, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 8.01, the Facility Termination Date shall occur. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

SPX Purchase and Contribution Agreement

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Indemnities by SPX and the Originators.

Without limiting any other rights which the Purchaser may have hereunder or under applicable law, each Originator (jointly and severally) and SPX hereby agrees to indemnify the Purchaser and its assigns and transferees (each, an “Indemnified Party”) from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the ownership of Receivables or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse for uncollectible Receivables (except as specifically provided in Section 3.05 (a) and Section 9.01(m) of this Agreement), or (c) any income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof, arising out of or as a result of this Agreement or the ownership of Receivables or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, the Originators (jointly or severally) and SPX shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following (subject, however, to the exclusion in clauses (a), (b) and (c) of the previous sentence):

(a) any representation or warranty or statement made or deemed made by SPX or any of the Originators under or in connection with this Agreement and the other Transaction Documents, which shall have been incorrect in any material respect when made;

(b) the failure by SPX to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract; or the failure of any Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(c) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a purchase or contribution

SPX Purchase and Contribution Agreement

under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

(d) the failure of SPX to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any purchase or contribution or at any subsequent time;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or other financial inability of the Obligor to pay) of the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a purchase or contribution under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by SPX or any of its Affiliates acting as Collection Agent);

(f) any failure of SPX, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract related to a Receivable;

(g) any products liability or other claim (including any claim for unpaid sales, excise or other taxes) arising out of or in connection with goods or services which are the subject of any Contract;

(h) the commingling of Collections of Receivables by SPX or a designee of SPX, as Collection Agent or otherwise, at any time with other funds of SPX or an Affiliate of SPX or the failure of Collections to be deposited into Lock-Box Accounts;

(i) any investigation, litigation or proceeding related to this Agreement or the ownership of Receivables, the Related Security, or Collections with respect thereto or in respect of any Receivable or Related Security;

(j) any Collection Agent Fees (as defined in the Receivables Purchase Agreement) or other costs and expenses payable to any replacement

SPX Purchase and Contribution Agreement

Collection Agent, to the extent in excess of the Collection Agent Fees (as defined in the Receivables Purchase Agreement) payable to SPX hereunder or under the Receivables Purchase Agreement;

(k) any failure of SPX to comply with its covenants contained in Section 6.01;

(l) any claim brought by any Person other than an Indemnified Party arising from any activity by SPX or any Affiliate of SPX in servicing, administering or collecting any Receivable; or

(m) any amounts representing reductions or adjustments as a result of Dilutions as provided under Section 3.05.

It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of or other recourse for the collectibility or payment of the Receivables and (ii) that nothing in this Section 9.01 shall require SPX or any Originator to indemnify any Person for Receivables that are not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or consent to any departure by SPX or any of the Originators shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the other parties hereto. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SPX Purchase and Contribution Agreement

SECTION 10.02. Notices, Etc.

All notices, demands, consents, requests and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission), shall be personally delivered, express couriered, electronically transmitted (in which case a hard copy shall also be sent by regular mail) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address specified below for the listed parties or at such other address as shall be specified in a written notice furnished to the other parties hereunder.

If to SPX:

SPX CORPORATION
13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention:	Steve Klueg, Assistant Treasurer
Tel. No.:	(704) 752-7445
Facsimile No.:	(704) 752-7480

If to the Originators:

TRANSPORTATION & INDUSTRIAL SOLUTIONS
c/o SPX CORPORATION
13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention:	Steve Klueg, Assistant Treasurer
Tel. No.:	(704) 752-7445
Facsimile No.:	(704) 752-7480

WAUKESHA ELECTRIC SYSTEMS, INC.
c/o SPX CORPORATION
13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention:	Steve Klueg, Assistant Treasurer
Tel. No.:	(704) 752-7445
Facsimile No.:	(704) 752-7480

MARLEY COOLING TECHNOLOGIES, INC.
c/o SPX CORPORATION

SPX Purchase and Contribution Agreement

13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention:	Steve Klueg, Assistant Treasurer
Tel. No.:	(704) 752-7445
Facsimile No.:	(704) 752-7480

EDWARDS SYSTEMS TECHNOLOGY, INC.
c/o SPX CORPORATION
13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention:	Steve Klueg, Assistant Treasurer
Tel. No.:	(704) 752-7445
Facsimile No.:	(704) 752-7480

If to the Purchaser:
SPX RECEIVABLES, LLC
c/o SPX CORPORATION
13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention:	Steve Klueg, Assistant Treasurer
Tel. No.:	(704) 752-7445
Facsimile No.:	(704) 752-7480

SECTION 10.03. Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Originators, SPX, the Purchaser and their respective successors and assigns. In connection with any sale or assignment by the Purchaser of all or a portion of the Receivables under the Receivables Purchase Agreement, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder). The rights of any buyer, assignee or transferee of the Purchaser (including the Issuer, the Agent or the Bank’s under and as defined in the Receivables Purchase Agreement) under this Agreement and any third-party beneficiaries contemplated by Section 10.10 shall be subject to the limits, conditions and restrictions on the analogous rights under the Receivables Purchase Agreement (including, without limitation, caps on expenses and payment

SPX Purchase and Contribution Agreement

or indemnification for Taxes and Other Taxes, as such terms are used and defined in the Receivables Purchase Agreement).

(b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Receivables are either collected in full or have been written off as uncollectible; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by SPX or any Originator pursuant to Article V and the provisions of Article IX and Sections 10.04, 10.05 and 10.06 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.04. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article IX hereof, SPX agrees to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and SPX agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Receivables.

(b) In addition, SPX agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and SPX agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 10.05. No Proceedings.

SPX hereby agrees that it will not institute against the Purchaser any proceeding of the type referred to in Section 8.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Receivables are either collected in full or have been written off as uncollectible.

SPX Purchase and Contribution Agreement

SECTION 10.06. Confidentiality.

Unless otherwise required by applicable law, rule, regulation or judicial order or decree, each party hereto agrees to maintain the confidentiality of this Agreement (and all drafts thereof) in communications with third parties and otherwise; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent under the Receivables Purchase Agreement, or (b) such of SPX’s Affiliates, employees, officers and directors and legal, accounting and other advisors and existing lenders who have a need to know such information (or a need to review any such documents or forms of documents in connection with SPX’s or their evaluation of the subject transaction), are informed by SPX of the confidential nature of the information and are subject to appropriate confidentiality restrictions. The Agent acknowledges that after closing of the initial transactions contemplated hereby, SPX will file material agreements (including this Agreement) with the Securities and Exchange Commission. Notwithstanding anything herein to the contrary, information required to be kept confidential shall not include, and any party hereto (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, information relating to the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that relate to such tax treatment and tax structure.

SECTION 10.07. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO), EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES AND RELATED SECURITY OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SPX Purchase and Contribution Agreement

SECTION 10.08. SUBMISSION TO JURISDICTION.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS SITED IN NEW YORK COUNTY OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT. EACH OF THE PARTIES HERETO WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 10.09. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PURCHASES OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

SECTION 10.10. Third Party Beneficiary.

Each of the parties hereto hereby acknowledges that the Purchaser intends to assign rights under this Agreement pursuant to the Receivables Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and the Originator hereby consents to any such assignments. All such assignees, including parties to the Receivables Purchase Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s

SPX Purchase and Contribution Agreement

rights and remedies under, this Agreement to the same extent as if they were parties hereto, except to the extent specifically limited under the terms of their assignment.

SECTION 10.11. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12. Survival of Termination.

The provisions of Article IX and Sections 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.

SECTION 10.13. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SPX Purchase and Contribution Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SPX RECEIVABLES, LLC

By	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President and Secretary

SPX CORPORATION

By	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President, Secretary and General Counsel

TRANSPORTATION & INDUSTRIAL SOLUTIONS, a division of SPX Corporation

By	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President, Secretary and General Counsel

WAUKESHA ELECTRIC SYSTEMS, INC.

By	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President and Secretary

SPX Purchase and Contribution Agreement

MARLEY COOLING TECHNOLOGIES, INC.

By	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Executive Vice President and Secretary

EDWARDS SYSTEMS TECHNOLOGY, INC.

By	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President and Secretary